Exhibit 10.41

TRANSFER AND NOTICE OF CONVERSION

TO:	NeutriSci International Inc. ("NeutriSci")
AND TO:	Disani Capital Corp. ("Disani")

WHEREAS the undersigned, ChromaDex Corporation ("ChromaDex") is the holder of 670,658 Series I Preferred Shares (the "Preferred Shares") in the capital of NeutriSci, and which Preferred Shares are convertible into 2,682,632 Class A Common Shares of NeutriSci, upon the holder providing written notice to NeutriSci;

AND WHEREAS ChromaDex has entered into an assignment and escrow agreement (the "Assignment Agreement"), dated December 27, 2013, with NeutriSci, Alpha Capital Anstalt ("Alpha"), Britlor Health and Wellness, Inc. ("Britlor"), and Grushko & Mittman, P.C. (the "Escrow Agent"), pursuant to which ChromaDex  has agreed to transfer a portion of the Preferred Shares to Alpha and NeutriSci agreed to deliver such shares on the satisfaction of certain conditions set forth in the Assignment Agreement;

AND WHEREAS ChromaDex has agreed to transfer a portion of the Preferred Shares and NeutriSci agreed to deliver such shares to Palladium Capital Advisors, LLC ("Palladium"), pursuant to the terms of the Assignment Agreement;

AND WHEREAS the parties to the Assignment Agreement desire to amend the terms of the Assignment Agreement, such that the transfer of Preferred Shares from ChromaDex to Alpha and Palladium, as contemplated in the Assignment Agreement, is effective as of the date hereto, and in the amounts set forth herein;

AND WHEREAS NeutriSci has entered into an amalgamation agreement (the "Amalgamation Agreement"), dated March 6, 2014, with Disani and 1803796 Alberta Ltd., a wholly-owned subsidiary of Disani, pursuant to which Disani has agreed to acquire all of the outstanding share capital of NeutriSci, and in consideration for the acquisition, the holders of the Class A Common Shares of NeutriSci will each be entitled to receipt 1.7 "Units" of Disani, as constituted following completion of a consolidation of its share capital on a three (3) for one (1) basis, in exchange for each Class A Common Share held;

AND WHEREAS each "Unit" of Disani consists of 0.l5 Disani Common Shares, 0.25 Disani Series A Preferred Shares, 0.30 Disani Series B Preferred Shares, and 0.30 Disani Series C Preferred Shares;

AND WHEREAS upon the completion of the transfer of Preferred Shares, and effective immediately prior to receipt of the conditional approval of the TSX Venture Exchange to the acquisition of NeutriSci by Disani, each of ChromaDex, Alpha and Palladium desire to give notice to NeutriSci, that they have elected to convert all of the Preferred Shares to Class A Common Shares of NeutriSci.

THE UNDERSIGNED, ChromaDex, NeutriSci, Britlor, and Alpha, hereby agree that the Assignment Agreement is amended such that:

(i)
the transfers of Preferred Shares to each of Alpha and Palladium, as contemplated in the Assignment Agreement, are completed effective immediately prior to the Conversion (as defined below) contemplated by this Agreement, and each of the parties to this Transfer and Notice of Conversion agrees to take all such actions as are necessary in order to complete such transfers;

(ii)	the number of Preferred Shares to be transferred to Alpha shall be 108,676, and not as may otherwise be indicated in the Assignment Agreement; and
(iii)	the number of Preferred Shares to be transferred to Palladium shall be 10,868, and not as may otherwise be indicated in the Assignment Agreement.

THE UNDERSIGNED, Palladium, not being a party to the Assignment Agreement, hereby acknowledges and agrees to accept 10,868 Preferred Shares, in full satisfaction of any Preferred Shares it may have been entitled to receive pursuant to any of the transactions contemplated herein or the Assignment Agreement.

THE UNDERSIGNED, ChromaDex, Palladium, and Alpha, hereby provide notice to NeutriSci that, effective immediately prior to receipt of the conditional approval of the TSX Venture Exchange to the acquisition of NeutriSci by Disani (the "Conversion"), they have elected to convert all of the Preferred Shares held by each into Class A Common Shares of NeutriSci, and NeutriSci agrees upon surrender of the certificates evidencing the Preferred Shares, that they will take all such actions as are necessary to complete the conversion.

THE UNDERSIGNED, ChromaDex and NeutriSci, hereby agree to waive any restrictions preventing the conversion of the Preferred Shares, which would result in ChromaDex holding more than 9.99% of the voting share capital of NeutriSci, and agree to waive any notice period to which they may otherwise be entitled.

THE UNDERSIGNED, ChromaDex, Palladium, and Alpha, each acknowledge and agree that upon completion of the amalgamation contemplated by the Amalgamation Agreement, they will receive the following Units of Disani, respectively:

(i)	ChromaDex:	3,747,574 Units
(ii)	Palladium:	73,900 Units
(iii)	Alpha:	739,000 Units

THIS NOTICE OF CONVERSION may be signed by the undersigned parties in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date set forth below.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned parties have executed this Notice of Conversion, as of the 5th day of November, 2014, and further agree this Notice of Conversion, and the terms and rights contained herein, is irrevocable without the prior written consent of all of the undersigned parties.

THE UNDERSIGNED, NeutriSci, agrees that if the Units are not delivered to Alpha and Palladium on or before November 30, 2014, Alpha shall have the right to cancel this Agreement.

THE UNDERSIGNED agree, that if the Amalgamation closes at a valuation lower than $0.75 per share, this Agreement shall be null and void.

CHROMADEX CORPORATION		ALPHA CAPITAL ANSTALT
Per:	/s/ Frank L. Jaksch Jr.	Per:	/s/ Konrad Ackerman
	Authorized Signatory		Authorized Signatory

PALLADIUM CAPITAL ADVISORS, LLC		NEUTRISCI INTERNATIONAL INC.
Per:	/s/ Joel Padowitz	Per:	/s/ Keith Bushfield
	Authorized Signatory		Authorized Signatory

BRlTLOR HEALTH AND WELLNESS, INC.
Per:	/s/ Keith Bushfield
Authorized Signatory